UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 13, 2006

HANCOCK FABRICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1 - 9482	64-0740905
(State or other jurisdiction	(Commission	(I. R. S. Employer
of incorporation)	File Number)	Identification No.)

One Fashion Way, Baldwyn, MS	38824
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (662) 365-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Hancock Fabrics, Inc., is unable without unreasonable effort and expense to file its Annual Report on Form 10-K for the period ended January 28, 2006 on a timely basis, due to store physical inventory counts conducted during the year by Hancock resulting in exceptions at a rate higher than were deemed acceptable by Hancock. Hancock is undertaking a complete physical inventory of all stores to confirm an accurate count of inventory. The inventory counting process began on February 19, 2006 and will be completed on April 15, 2006. The inventory derived from these counts will then be reconciled back to January 28, 2006, using purchase and sale records for the intervening period and any required adjustment made to inventory as of January 28, 2006.

The need for a complete recount of all store inventories is the result of Hancock's use of average weight conversion factors for its fabric inventory, particularly fabric bought by Hancock on an opportunistic basis (i.e., manufacturers' close-outs and excess production runs). Consistent with industry practice, during a store physical inventory count, fabric inventory is weighed and the weight is converted to yards using a weight conversion factor, because it would take an extraordinary length of time to unroll every bolt of fabric, measure the yardage and re-roll the fabric on the bolt. Specific (not average) conversion factors are developed by the internal audit department for basic, everyday, fabric because each item might consist of hundreds, or even thousands, of bolts of identical fabric over the course of a year. However, in the case of opportunistic purchases of fabric that, by their nature, might consist of many different types of fabric, an averaging technique was used, whereby the different types of fabric were weighed together at Hancock's distribution center and the average conversion factor for the lot was assigned to each individual item. This averaging procedure was used because of the amount of time that would be required to develop a conversion factor for each of the individual items in the opportunistic assortments, none of which individually comprise a significant amount of product. As with any average, some items in each lot are above, below and equal to the average. At the point in time when the average factor is determined, inventory is fairly stated, because the complete lot is still in inventory; however, once the inventory is shipped to the stores and the various types of fabric in the lot begin to sell at different rates, the lot's average conversion factor that remains assigned to each item in the assortment may not provide the same overall inventory result that having specific weight factors for each item would yield.

In order to obtain a more precise inventory result, the recount of Hancock's store inventory is being done through a combination of calculating specific conversion factors for as many individual fabric items as possible and, when not possible, by unrolling the fabric and measuring the yardage. Until the inventory count is completed, the new conversion factors are applied to that inventory, and the quantities are extended at cost, there is no way to determine whether the averaging technique previously utilized caused inventory to be fairly stated, understated or overstated. However, even if it is determined that inventory was fairly stated in all material respects, the use of average weight factors in lieu of specific weight factors could have resulted in a material misstatement of inventory.

While management has not yet completed its assessment of the Company's internal control over financial reporting, management has concluded, as of the date of this filing, that a material weakness existed as of its most recent year end, January 28, 2006, because the Company did not maintain effective controls over the accuracy and valuation of fabric inventory acquired in assorted lots. This control deficiency could result in a misstatement of the inventory and cost of sales accounts that would result in a material misstatement of the annual or interim consolidated financial statements that would not be prevented or detected. A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Because of the material weakness described above, management expects it will conclude that as of its most recent year end, the Company's internal control over financial reporting was not effective, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). Also, as a result of the existence of the material weakness, the Company's management believes that the report of its independent registered public accounting firm will contain an adverse opinion with respect to the effectiveness of the Company's internal control over financial reporting as of year end. Because management's required assessment of internal control over financial reporting is not complete, it is possible that the Company will identify other control deficiencies, and there can be no assurance that such control deficiencies would not, individually or in the aggregate, constitute an additional material weakness.

As stated above, until the inventory counts and related reconciliations have been completed, there is no way to determine whether the averaging technique utilized caused inventory to be fairly stated, understated or overstated.

Due to the additional time required to complete the inventory counting process described above, the year-end closing process, the related financial statements and management's assessment of the Company's internal control over financial reporting, Hancock will be unable to file its Annual Report on Form 10-K for the period ended January 28, 2006 by April 13, 2006. Hancock intends to file its Annual Report on Form 10-K for the period ended January 28, 2006 as soon as practical; however, does not believe it can be filed prior to June 1, 2006.

On April 13, 2006, Hancock filed with the Securities and Exchange Commission a Form 12b-25 pertaining to its unfiled Annual Report on Form 10-K for the period ended January 28, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HANCOCK FABRICS, INC.
(Registrant)

By: /s/ Bruce D. Smith
Name:	Bruce D. Smith
Title:	Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)

Date: April 13, 2006

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